Beyond Air Signs Agreement with MESA Specialty Gases & Equipment for Nitric Oxide and Nitrogen Dioxide Calibration Gas Supply

GlobeNewswire • November 25, 2019

Exclusive five-year global agreement

Suitable for all LungFit™ systems

GARDEN CITY, N.Y. and REHOVOT, Israel, Nov. 25, 2019 (GLOBE NEWSWIRE) — Beyond Air, Inc. (NASDAQ: XAIR), a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, today announced an exclusive five-year global supply agreement for NO and NO2 (Nitrogen Dioxide) calibration gas with MESA Specialty Gases & Equipment.

Key Highlights

●	Five year term begins on the earlier of FDA approval for the LungFit™ PH system or December 31, 2020

●	Beyond Air will be responsible for the initial and future costs for adjustments to MESA facilities to meet capacity requirements (estimated to be less than $100,000)

●	Beyond Air has the option to have MESA design and operate a calibration gas manufacturing facility dedicated to Beyond Air

●	Deal is exclusive on a global basis to both companies

“With this partnership, Beyond Air has secured a critical piece of the puzzle for all of our LungFit™ systems on a global basis,” said Steve Lisi, Chairman and Chief Executive Officer of Beyond Air. “We are very impressed with the MESA team and their distribution capabilities in over 70 countries. The Beyond Air team continues to work towards ensuring the success of LungFit™.”

About NO and NO2 Calibration Gas

NO and NO2 calibration gases are manufactured solely for the purpose of calibrating sensors specific to Nitric Oxide and Nitrogen Dioxide. LungFit™ systems are all equipped with appropriate NO and NO2 sensors for monitoring proper delivery of NO and safety levels of NO2. It is standard for all NO delivery systems to be equipped with such sensors. Calibration is normally performed on a monthly basis and is an essential part of system maintenance.

About MESA Specialty Gases & Equipment

MESA Specialty Gases and Equipment, a division of MESA International Technologies, Inc. is a manufacturer and global supplier of highly accurate specialty gas and calibration gas standards used in a wide variety of instrument applications in the laboratory, energy, petrochemical and refinery industries. MESA is strategically located in Southern California near major shipping ports designed to minimize shipping costs and transit time to both domestic and international customers. Additional products include instrument grade support gases, calibration gas in small disposable cylinders and gas handling equipment. The official MESA Specialty Gases & Equipment website can be viewed at www.mesagas.com.

About Beyond Air, Inc.

Beyond Air, Inc. is a clinical-stage medical device and biopharmaceutical company developing a revolutionary NO Generator and Delivery System that uses NO generated from ambient air to deliver precise amounts of NO to the lungs for the potential treatment of a variety of pulmonary diseases. The Beyond Air NO Delivery System can generate up to 400 ppm of NO for delivery either continuously or for a fixed amount of time and has the ability to either titrate dose on demand or maintain a constant dose. The Company is currently applying its therapeutic expertise to develop treatments for pulmonary hypertension in various settings, in addition to treatments for lower respiratory tract infections that are not effectively addressed with current standards of care. Beyond Air is currently advancing its revolutionary NO Generator and Delivery System in clinical trials for the treatment of bronchiolitis and severe lung infections such as nontuberculous mycobacteria (NTM). For more information, visit www.beyondair.net.

About Nitric Oxide (NO)

Nitric Oxide (NO) is a powerful molecule proven to play a critical role in a broad array of biological functions. In the airways, NO targets the vascular smooth muscle cells that surround the small resistance arteries in the lungs and is used in adult respiratory distress syndrome and persistent pulmonary hypertension of the neonate. Additionally, NO is believed to play a key role in the innate immune system and in vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, including both gram-positive and gram-negative, but also against other diverse organisms, including mycobacteria, fungi, yeast and parasites, and has the potential to eliminate multi-drug resistant strains.

About the LungFit™ NO Generator and Delivery System*

Beyond Air’s NO Generator and Delivery System is a cylinder-free, phasic flow Nitric Oxide delivery system and has been designated as a medical device by the US Food and Drug Administration (FDA). The ventilator compatible version of the device can generate NO from ambient air on demand for delivery to the lungs at concentrations ranging from 1 part per million (ppm) to 80 ppm. The NO Generator and Delivery system could potentially replace large, high-pressure NO cylinders providing significant advantages in the hospital setting, including greatly reducing inventory and storage requirements, improving overall safety with the elimination of NO2 purging steps, and other benefits. The system can also deliver NO at concentrations above 80 ppm for which intended treatments are: bronchiolitis in the hospital setting, and chronic, refractory lung infections in the home setting. For the first time, Beyond Air intends to offer NO treatment in the home setting with the elimination of cylinders.